UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2012

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As described in Item 2.03 below, on January 9, 2012, Tree.com, Inc. (the “Company”), through its subsidiary Home Loan Center, Inc. (“HLC”) entered into a new $100.0 million warehouse line of credit with Credit Suisse First Boston Mortgage Capital LLC (“CSFB”).  The information set forth below under Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 9, 2012, HLC entered into a new $100.0 million warehouse line of credit with CSFB.  The new CSFB facility will be used to fund consumer residential loans that are held for sale and will be secured by such loans.  The term of the new facility is through the earlier of (a) January 4, 2013 and (b) the first business day that is forty-five days after the closing of the sale of substantially all the assets of HLC to Discover Bank.

Under the terms of this new facility, HLC is required to maintain various customary financial and other covenants.  These financial covenants include, among others, maintaining (i) minimum adjusted net worth levels; (ii) a prescribed indebtedness to adjusted net worth ratio, (iii) minimum liquidity levels, and (iv) minimum consolidated net income levels.

The terms of the new facility also include customary events of default (subject to applicable grace and notice periods), including among others, defaults based on (i) the nonpayment of principal, interest or fees, (ii) the failure of representations and warranties to be correct in any material respect, (iii) failure to observe certain other covenants, (iv) certain bankruptcy and insolvency events, (v) a change of control of HLC or a guarantor without consent, and (vi) a material adverse change in HLC’s business, property or financial condition.

Additionally, HLC is required to maintain warehouse facilities from buyers and lenders other than CSFB in an aggregate amount of at least $100.0 million. HLC’s borrowings under the facility will be guaranteed by the Company, LendingTree Holdings Corp. and LendingTree, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 12, 2012

TREE.COM, INC.

By:	/s/ Christopher R. Hayek
Christopher R. Hayek
Senior Vice President and Chief Accounting Officer